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             [MERDINGER, FRUCHTER, ROSEN & CORSO, P.C. LETTERHEAD]


                        INDEPENDENT AUDITOR'S CONSENT


We hereby consent to the use in this Registration Statement of Benz Energy Inc. on Form SB-2 of our report dated April 2, 1999 (except for Notes 9 and 18 as to which the date is July 20, 1999 and Note 22, as to which the date is September 9, 1999), appearing in the Prospectus, which is a part of such Registration Statement, relating to the consolidated financial statements of Benz Energy Inc., and to the reference to our Firm under the caption "Experts" in such Prospectus.


                                   /s/ MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.


                                       MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                                       Certified Public Accountants


New York, New York
September 9, 1999